Exhibit 10.3

PLATINUM RESEARCH ORGANIZATION, INC.

STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (the “Agreement”) is made and entered into by and between Platinum Research Organization, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Effective as of the Transaction Date, all Stock Options previously granted to Participant on April 18, 2007 (the “Previous Stock Options”), under the Company Stock Inventive Plan (the “Plan”) are terminated and Participant’s rights under the Previous Stock Options are cancelled. Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.

NOW, THEREFORE, it is agreed as follows:

Participant:

Social Security Number:

Address:	2777 Stemmons Freeway
Suite 1440
Dallas, Texas 75207
Total Stock Option Shares:

Exercise Price Per Share: $

Grant Date:

Expiration Date:

Section 1. Grant of Stock Option. The Company hereby grants to Participant a Stock Option (this “Stock Option”) to purchase the total number of shares of Common Stock of the Company set forth above as Total Stock Option Shares (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. This Stock Option is not intended to qualify as an “incentive stock option” under Code Section 422.

Section 2. Vesting Schedule and Performance Criteria.

(a) Vesting Schedule and Performance Criteria. This Stock Option shall be exercisable with respect to forty percent (40%) of the Shares vesting, in accordance with the following vesting schedule:

Vesting Date	Vesting Percentage
1st anniversary of Original Grant Date	33%
2nd anniversary of Original Grant Date	67%
3rd anniversary of Original Grant Date	100%

This Stock Option shall be exercisable with respect to the remaining sixty percent (60%) of the Shares upon satisfaction of performance standards set by the Board of Directors of the Company and communicated to the Participant prior to the beginning of the applicable performance period, or within the ninety (90) days period immediately thereafter.

If application of the vesting percentage causes a fractional Share, such Share shall be rounded up to the nearest whole Share for each vesting period except for the last vesting period, at the end of which period this Stock Option shall become exercisable for the remaining whole Shares subject to this Stock Option.

(b) Option Expiration. The Stock Option shall expire on the Expiration Date set forth above or earlier as provided in Section 4 below or, in the event of a Change in Control, pursuant to subsections 12.2 of the Plan.

Section 3. Termination. The Stock Option will not be exercisable on or after Participant’s termination of Continuous Service (“Termination Date”), except as otherwise specifically provided in this Section 4. For these purposes, the term “Continuous Service” shall mean that the Participant’s service with the Company (or any Affiliate), whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company (or any Affiliate) as an Employee, Director or Consultant, or a change in the entity for which the Participant renders such service, provided there is no interruption or termination of the Participant’s Continuous Service.

(a) Voluntary Termination of Continuous Service. If Participant’s Continuous Service terminates for any reason, other than death, Disability or for Cause, Participant may exercise the Stock Option (to the extent that it would have been exercisable by Participant as of the Termination Date), but only within such period of time ending on the earlier of (i) the date ninety (90) days following Participant’s Termination Date or (ii) the Expiration Date, set forth above.

(b) Death of Participant. If Participant’s Continuous Service terminates as a result of Participant’s death, Participant’s estate or heirs may exercise the Stock Option (to the extent that it would have been exercisable by Participant as of the Termination Date), but only within such period of time ending on the earlier of (i) the date one year following Participant’s Termination Date or (ii) the Expiration Date, set forth above.

(c) Disability of Participant. If Participant’s Continuous Service terminates as a result of Participant’s Disability, Participant may exercise the Stock Option (to the extent that it would have been exercisable by Participant as of the Termination Date), but only within such period of time ending on the earlier of (i) the date one year following Participant’s Termination Date or (ii) the Expiration Date, set forth above.

(d) Termination for Cause. If Participant’s Continuous Service is terminated for Cause, then the Stock Option will expire on Participant’s Termination Date, whether or not such Stock Option was vested.

(e) Failure to Timely Exercise. Except as otherwise specifically permitted under the Plan, if Participant (or his personal representative, estate or heirs, as the case may be) fails to exercise Participant’s Stock Option within the time period specified in this Section 4, the Stock Option shall terminate and will no longer be exercisable.

(f) No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate to terminate Participant’s employment or other relationship at any time, with or without Cause.

Section 4. Manner of Exercise.

(a) Stock Option Exercise Agreement. To exercise this Stock Option, Participant (or in the case of exercise after Participant’s death or incapacity, Participant’s legal representative, estate or heirs, as the case may be) must deliver to the Company an executed Exercise Agreement in the form attached hereto as Exhibit “A”, and such other documents as may be required by the Company and the Plan Administrator. If someone other than Participant exercises the Stock Option, then such person must submit documentation reasonably acceptable to the Plan Administrator verifying that such person has the legal right to exercise the Stock Option under the Plan.

(b) Limitations on Exercise. The Stock Option may not be exercised for fewer than one (1) Share.

(c) Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased by cash, wire transfer, certified check or bank draft, or such other method as may be approved by the Plan Administrator, in its sole and absolute discretion.

(d) Tax Withholding. Prior to the issuance of the Shares upon exercise of the Stock Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company. The Participant may provide for payment of withholding taxes by cash, wire transfer, certified check or bank draft, or such other method as may be approved by the Plan Administrator, in its sole and absolute discretion.

(e) Issuance of Shares. Upon receipt by the Company of the Exercise Agreement, payment of the Exercise Price and applicable tax withholding and any other documents required by the Company and the Plan Administrator to be executed, Participant shall become a stockholder of record. The Company may, but is not required to, issue certificated Shares registered in the name of Participant or Participant’s legal representative, which may include the appropriate legends affixed thereto.

(f) Payment in Lieu of Exercise. Notwithstanding any provision to the contrary herein, Participant (or following Participant’s Disability or death, his legal representative, estate or heirs, as the case may be) may make a written request to the Plan Administrator to receive a cash payment in lieu of the issuance of Shares upon exercise of this Stock Option. Following receipt of Participant’s written request, the Plan Administrator shall determine, whether and under what conditions such cash payment may be made to Participant. Any cash payment made pursuant to this paragraph (f) shall be made in such manner as the Plan Administrator may deem appropriate and shall be equal to the Fair Market Value of the Shares that would otherwise have been issued under this Stock Option, less the aggregate Exercise Price and less applicable tax withholding. Notwithstanding the foregoing, the Plan Administrator shall have no obligation to make any cash payment requested under this paragraph (f). A Participant whose request for a cash payment is denied may exercise his or her Stock Option and receive Shares at the time and in the manner specified in the foregoing provisions of this Section 5.

Section 5. Compliance with Laws and Regulations. The exercise of the Stock Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares under applicable securities laws or to perfect any exemption from such registration or qualification or to list any security on any stock exchange or automated quotation system.

Section 6. Nontransferability of Stock Option. Absent the written approval by the Plan Administrator, the Stock Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant or in the event of Participant’s incapacity, by Participant’s legal representative. The terms of the Stock Option shall be binding upon the estate, successors and assigns of Participant.

Section 7. Tax Consequences. Set forth below is a brief summary as of the Effective Date of the Plan of some of the federal and state tax consequences of exercise of the Stock Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE STOCK OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of Option. There may be a regular federal and state income tax liability upon the exercise of the Stock Option. Participant will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If Participant is a current or former employee of the Company, the Company may be required to withhold from Participant’s compensation or collect from Participant and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

(b) Disposition of Shares from Non-Qualified Stock Options. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of a Stock Option, any gain realized on disposition of the Share will be treated as long-term capital gain.

Section 8. Privileges of Stock Ownership. Participant shall not have any of the rights of a stockholder with respect to any Shares until Participant becomes a stockholder of record, pursuant to Section 5(e) above.

Section 9. Interpretation. Any dispute regarding the interpretation of this Agreement shall be resolved by the Plan Administrator, which decision shall be final and binding on the Company and Participant.

Section 10. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exist between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

Section 11. Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; (b) delivery in person or by courier service providing evidence of delivery; or (c) transmission by telecopy. Each notice or communication that is mailed, delivered, or transmitted in the manner described above will be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. For purposes of notice, the address of the Participant will be the address set forth in this Agreement. Any party may change its address for notice by written notice given to the Plan Administrator.

Section 12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to applicable restrictions on transfer, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, and legal representatives.

Section 13. Governing Law. To the extent not otherwise preempted by federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

Section 14. Acceptance. Participant hereby acknowledges that he or she has read and understands the terms and provisions of this Agreement, and accepts the Stock Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Stock Option or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in triplicate and Participant has executed this Agreement in triplicate, on the          day of August, 2007, effective as of the Transaction Date.

PLATINUM RESEARCH ORGANIZATION, INC.

By:

Its:

PARTICIPANT

Address:	2777 Stemmons Freeway
Suite 1440
Dallas, Texas 75207